As filed with the Securities and Exchange Commission on January 6, 2005
Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-110174)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3
REGISTRATION STATEMENT

Under
The Securities Act of 1933

DATAKEY, INC.

(Exact name of Registrant as Specified in its Charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	41-1291472 (I.R.S. Employer Identification Number)

Datakey, Inc.
407 West Travelers Trail
Minneapolis, MN 55337

(Address, Including Zip Code, And Telephone Number, Including Area Code, Of
Registrant’s Principal Executive Offices)

Anthony A. Caputo
Chief Executive Officer
Datakey, Inc.
407 West Travelers Trail
Minneapolis, MN 55337
(952) 890-6850

(Address, Including Zip Code, And Telephone Number, Including Area Code, Of Agent for Service)

Copies to

Elizabeth R. Hughes, Esq.
Venable LLP
2 Hopkins Plaza, Suite 1800
Baltimore, Maryland 21201
(410) 244-7400

RECENT EVENTS: DEREGISTRATION

     The Registration Statement on Form S-3 (Registration No. 333-110174) (the “Registration Statement”) of Datakey, Inc., a Minnesota Corporation (“Datakey”), pertaining to the registration of 6,905,933 shares of Datakey common stock, par value $0.05 per share (“Datakey Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on October 31, 2003.

     SafeNet, Inc., a Delaware corporation (“SafeNet”), Snowflake Acquisition Corp., a Minnesota corporation and wholly owned subsidiary of SafeNet (“Merger Sub”), and Datakey entered into an Agreement and Plan of Merger dated September 9, 2004, pursuant to which, among other things, Merger Sub and SafeNet would commence a tender offer to acquire all of the shares of Datakey Common Stock outstanding for $0.65 per share in cash and all of the shares of convertible preferred stock of Datakey (the “Datakey Convertible Preferred”) outstanding for $2.50 per share in cash; upon completion of the tender offer, Merger Sub would be merged with and into Datakey; Datakey would become a wholly-owned subsidiary of SafeNet; and all outstanding shares of Datakey Common Stock would be converted into the right to receive $0.65 per share in cash.

     Upon the expiration of the tender offer on October 26, 2004, Merger Sub acquired approximately 8,799,873 shares of Datakey Common Stock (including the associated preferred stock purchase and other rights), representing approximately 75% of the shares of Datakey Common Stock outstanding, and all of the outstanding shares of Datakey Convertible Preferred. On December 15, 2004, Datakey held a special meeting of shareholders at which Datakey shareholders approved the Merger. The Merger became effective as specified in the Articles of Merger filed with the Secretary of State of the State of Minnesota on December 15, 2004 (the “Effective Time”).

     As a result of the Merger, Datakey has terminated all offerings of Datakey Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Datakey in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Datakey Common Stock which remain unsold at the termination of the offering, Datakey hereby removes from registration all shares of Datakey Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on January 6, 2005.

DATAKEY, INC.

By:	/s/ Anthony A. Caputo

Name: Anthony A. Caputo
Title: Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons on January 6, 2005 in the capacities indicated.

Signature	Title

/s/ Anthony A. Caputo	Anthony A. Caputo
Director and Chief Executive Officer
Anthony A. Caputo	(principal executive officer)

/s/ Carole D. Argo	Carole D. Argo
Director and President
Carole D. Argo

/s/ Ken Mueller	Ken Mueller
Chief Financial Officer
Ken Mueller	(principal financial and accounting officer)